Exhibit 10.8

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Distributed Bio, Inc

ANTIBODY LIBRARY SUBSCRIPTION AGREEMENT

This Antibody Library Subscription Agreement (“Agreement”), effective as of October 11, 2017 (the “Effective Date”), is made by and between Distributed Bio, Inc, a California corporation, having offices at 329 Oyster Point Blvd, 3rd Floor, South San Francisco CA US 94080 (“Distributed Bio”) and Pandion Therapeutics, Inc., a Delaware corporation, having offices at c/o LabCentral, 700 Main Street, North, Cambridge, MA 02139 (“Subscriber” or “Client”), and sets forth the terms and conditions on which Distributed Bio will transfer certain materials to Subscriber and Subscriber’s use thereof. Distributed Bio and Subscriber are each referred to herein as a “Party” or collectively as the “Parties.”

1.    Background. Distributed Bio is willing to transfer the Antibody Library and other Deliverables for use as set forth herein. Subscriber desires to obtain the Antibody Library for the purpose of conducting certain research related to the discovery of antibodies against biological target(s) of interest to Subscriber and to exercise the rights granted to Subscriber herein (the “Purpose”).

2.	Definitions.

An “Agonist” of an inhibitory receptor is an Antibody or other molecule that binds to such inhibitory receptor and induces a biological response, which biological response inhibits or attenuates the activity of the cell bound by such Antibody or other molecule. Agonists include, without limitation, any Antibody or other molecule which may only act as an Agonist in a multi-valent format. Agonists also include, without limitation, Antibodies or other molecules which may act as intrinsic Agonists, not requiring a valency of more than one to elicit an Agonist effect. Agonists include, without limitation, Antibodies or other molecules which may act as Antagonists in a monovalent format, but as Agonists in a multivalent format, dependent on epitope targeted, where an “Antagonist” of an inhibitory receptor is an Antibody or other molecule that prevents such inhibitory receptor from interacting with, and/or responding to, its native ligand/counterstructure and thus prevents the ligand/counterstructure from inducing a biological response via the inhibitory receptor. For clarity and without limitation, an Agonist inhibitory effect may also be achieved or accentuated via co-ligation of inhibitory receptors with activation receptors.

“Antibody” means a molecule which comprises or contains: (a) an immunoglobulin variable domain; (b) a fragment, variant, modification or a derivative of an immunoglobulin variable domain irrespective of origin or source, including but not limited to antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, monospecific antibodies, diabodies and polypeptides (including humanized versions thereof) that contain at least a portion of an immunoglobulin that confers specific antigen binding to the polypeptide; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) the foregoing molecules in (a) or (b).

“Antibody Library” means Distributed Bio’s antibody library identified on Exhibit A, and all updates and new versions of that library made available by Distributed Bio to any of its subscribers or licensees during the applicable term of this Agreement.

“Anti-PD1 Antibody Deliverables” means the anti-PD1 Antibodies isolated from the Antibody Library by Distributed Bio and identified on Exhibit B and delivered to Subscriber under this Agreement, and any information to the extent related thereto provided by Distributed Bio to Subscriber. For clarity, any Antibody in the Anti-PD1 Antibody Deliverables may or may not be an Anti-PD1 Antibody, depending on whether or not it is determined to be a functional Agonist of PD1.

“Anti-PD1 Antibody” means any Antibody included in the Anti-PD1 Antibody Deliverables determined by Subscriber to be a functional Agonist of PD1, up to a maximum of [**] Antibodies. Subscriber will provide written notice to Distributed Bio of each of the Anti-PD1 Antibodies selected by Subscriber within [**] after receipt of the Anti-PD1 Antibody Deliverables.

“Antibody Product” means any Antibody that (a) includes a complementarity determining region derived from an Antibody among the Anti-PD1 Antibodies, or derived from an Antibody panned by Client from the Antibody Library pursuant to this Agreement, or derived from an Antibody provided in tangible form to Client pursuant to a Related Agreement, and (b) is included in Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement), including fragments, variants, modifications and derivatives thereof.

“Assigned Antibody Right” means Assigned Anti-PD1 Antibody Right or Assigned Screened Antibody Right.

“Assigned Anti-PD1 Antibody Right” means any right, title or interest in or to (a) any Antibody sequence of an Anti-PD1 Antibody, (b) any derivative Antibody sequence related thereto, manifested in different Antibody formats including antibody fragments, (c) any molecule (including any multifunctional molecule) containing any item in clause (a) or (b), (d) any product containing any of item in clause (a), (b) or (c), or the complementarity determining regions (CDRs) of the foregoing Antibodies, (e) any method of manufacture or use of any item in any of clause (a)-(d), and (f) any intellectual property rights in any of clause (a)-(e), including but not limited to any claim that claims generically or specifically claims any of the subject matter in any of clause (a)-(e), and any physical embodiment of any item in any of clause (a)-(e), in each case of (a)-(f) that is claimed, generically or specifically, in a patent application filed, solely or jointly, by or on behalf of Client, and any intellectual property rights in any of the foregoing and any physical embodiment of any of the foregoing.

“Assigned Screened Antibody Right” means any right, title or interest in or to (a) any Antibody sequence that is identified by Subscriber by panning the Antibody Library, which Antibody sequence is Available, (b) any derivative Antibody sequence related to an Antibody sequence in clause (a) that is made by or on behalf of Client, manifested in different Antibody formats including antibody fragments, (c) any molecule (including any multifunctional molecule) containing any item in clause (a) or (b), (d) any product containing any of item in clause (a), (b) or (c), or the complementarity determining regions (CDRs) of the foregoing Antibodies, (e) any method of manufacture or use of any item in any of clause (a)-(d), but not including any methods that are generally applicable to the discovery of antibodies or the generation of antibody libraries, and (f) any intellectual property rights in any of clause (a)-(e), including but not limited to any claim that claims generically or specifically claims any of the subject matter in any of clause (a)-(e), and any physical embodiment of any item in any of clause (a)-(e), in each case of (a)-(f) that is claimed, generically or specifically, in a patent application filed, solely or jointly, by or on behalf of Client, and any intellectual property rights in any of the foregoing and any physical embodiment of any of the foregoing.

“Available” means, with respect to an Antibody sequence that was identified by Subscriber by screening or panning the Antibody Library, that such sequence is available for Distributed Bio to assign intellectual property rights, which shall be presumed unless, as of Distributed Bio’s receipt of the written notice from Subscriber described in Section 9(e) with respect to such Antibody sequence, (a) Distributed Bio has assigned or exclusively licensed, or is subject to a binding contractual obligation that requires it to assign or to exclusively license, to a Third Party Distributed Bio’s rights, title and interest in such Antibody sequence, (b) Distributed Bio is engaged in confidential discussions, which have been active within [**] prior to Subscriber’s written notice, with a Third Party (as evidenced by an executed nondisclosure agreement) related to the Antibody sequence, or (c) Distributed Bio has filed a patent application claiming such Antibody sequence, in each case of (a) and (b), as evidenced by Distributed Bio’s written records.

“Deliverable” means any of the following: (a) the Antibody Library, (b) the Software, and (c) the Anti-PD1 Antibody Deliverables.

“Indication” means a label indicating the use of the applicable Antibody Product for a different patient population, or indicating the applicable Antibody Product for use in combination with another treatment or drug, in each case that requires a pivotal clinical study for marketing authorization, for a disease or condition. For the avoidance of doubt, the Parties acknowledge that there is only one Indication for any given autoimmune disease (by way of example and not limitation, inflammatory bowel disease, multiple sclerosis, rheumatoid arthritis, or psoriasis) and that there is only one Indication for transplantation and that applications with respect to the stage of disease being treated, including front-line treatment, relapsed refractory treatment or maintenance treatment of the same autoimmune disease or for transplantation are the same Indications for purposes of this Agreement.

“Licensed IP” means any patent rights of Distributed Bio or any of its Affiliates that cover the composition of matter of, or any method of use to the extent related to, any Antibody Product. For clarity, Licensed IP does not include any methods of generating Antibody libraries.

“Materials” means the Antibody Library, the Software, the Anti-PD1 Antibody Deliverables, and any associated documentation, information or tangible materials transferred to Subscriber, as well as any progeny, derivatives or improvements developed or derived by Subscriber therefrom, and any combination of the foregoing with other substances.

“Phase I Clinical Trial” means a study of an Antibody Product in human subjects or patients with the endpoint of determining initial tolerance, safety, metabolism or pharmacokinetic information and clinical pharmacology of such Antibody Product, as and to the extent defined for the United States in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent regulation in any other country.

“Phase II Clinical Trial” means a study of an Antibody Product in human patients to determine the safe and effective dose range in a proposed therapeutic Indication, as and to the extent defined for the United States in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent regulation in any other country.

“Phase III Clinical Trial” means a study of an Antibody Product in human patients with a defined dose or a set of defined doses of such Antibody Product designed to (a) ascertain efficacy and safety of such Antibody Product for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Antibody Product in the dosage range to be prescribed; and (c) enable (without additional trials to be conducted thereafter) preparing and submitting applications for Regulatory Approval to the competent Regulatory Authorities in a country or region of the world, as and to the extent defined for the United States in 21 C.F.R.§ 312.21(c), or its successor regulation, or the equivalent regulation in any other country.

“Regulatory Approval” means all technical, medical, scientific and other licenses, registrations, authorizations and approvals (as applicable) of any Regulatory Authority (including any approval of a New Drug Applications or Biologic License Applications) necessary for the marketing of a pharmaceutical product in any regulatory jurisdiction, as well as all pricing and reimbursement approvals of any Regulatory Authority necessary or reasonably useful to sell such pharmaceutical product in the applicable country or region.

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, sale, pricing or reimbursement of a pharmaceutical or diagnostic product in a country or region, including the Food and Drug Administration in the United States and the European Medicines Agency in the European Economic Area.

“Software” means the Abgenesis software and all updates, enhancements and new versions thereof made available by Distributed Bio to any of its subscribers or licensees during the applicable term of this Agreement.

3.	Subscription Payments and Milestones.

(a)

Subscriber shall pay to Distributed Bio the Initial Subscription Fee, due within [**] after (i) Subscriber’s written request to Distributed Bio for delivery of the Antibody Library and (ii) the delivery of the Antibody Library to Subscriber as so requested (the date of such delivery, the “Subscription Effective Date”). The “Initial Subscription Fee” is either (A) [**] dollars ($[**]) if Subscriber submits its delivery request to Distributed Bio on or before March 31, 2018, or (B) the lesser of (1) [**] dollars ($[**]) or (2) the market rate at which Distributed Bio makes the Antibody Library available to any other subscriber or licensee of the date on which Subscriber submits its delivery request to Distributed Bio.

(b)

On the first anniversary of the Subscription Effective Date, Subscriber will pay to Distributed Bio an annual fee equal to the Initial Subscription Fee, due within [**] after each anniversary of the Subscription Effective Date.

(c)

Subscriber shall pay to Distributed Bio [**] dollars ($[**]), due within [**] after the delivery of the Software and the Anti-PD1 Antibody Deliverables to Subscriber, which delivery shall be made within [**] after the Effective Date.

(d)	Milestones.

Within [**] after the first achievement by Client or any of its licensees of any of the milestone events described below with respect to an Antibody Product [**], Client shall provide Distributed Bio with written notice of such achievement, and shall pay the corresponding milestone payment within the later of (a) [**] after such achievement and (b) [**] of receipt of an invoice from Distributed Bio for the relevant milestone payment. Each such milestone amount shall be paid (A) no more than once per Antibody Product, whether under this Agreement or any other agreement between Client (or any of its Affiliates) and Distributed Bio (or any of its Affiliates) (each, a “Related Agreement”), and (B) no more than once with respect to any set of targets to which any Antibody Product is directed, whether under this Agreement or any Related Agreement (by way of example and not limitation, if Antibody Product A is directed to targets XXX and YYY, Antibody Product B is directed to targets XXX and ZZZ, Antibody Product C is directed to targets XXX and YYY, and Antibody Product D is directed to target ZZZ, and if Antibody Product A is the first to achieve each milestone event, Antibody Product B is the second to achieve each milestone event, Antibody Product C is the third to achieve each milestone event and Antibody Product D is the fourth to achieve each milestone event, and if the proviso below does not apply, then each milestone amount shall be paid once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product A, once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product B (since it is directed to a different set of targets than Antibody Product A), not paid under this Agreement or any Related Agreement with respect to Antibody Product C (since it is directed to the same set of targets as Antibody Product A), and once in total (whether under this Agreement or any Related Agreement) with respect to Antibody Product D (since it is directed to a different set of targets than the set of targets to which Antibody Product A, Antibody Product B or Antibody Product C is directed); provided, that, if any such milestone event had been achieved with respect to an Antibody Product and the development of such Antibody Product is later terminated for any reason, then, notwithstanding anything to the contrary herein, no milestone payment shall be due when the next Antibody Product (whether directed to the same or a different target or set of targets) achieves such milestone event. For clarity, the credit for the first terminated Antibody Product will only extend to the next Antibody Product developed to achieve such milestone event, and will not extend to any subsequent milestone events or Antibody Products (e.g., paying a [**] milestone payment on an Antibody Product for which development is terminated will relieve Client from paying a [**] milestone payment for a subsequent Antibody Product).

	Milestone Event	Milestone Amount
(i)	[**]	[**]

(ii)	[**]	[**]

(iii)	[**]	[**]

(iv)	[**]	[**]

(v)	[**]	[**]

(vi)	[**]	[**]

If, with respect to an applicable Antibody Product, any of the development milestones (iv)-(vi) listed in the table above is achieved prior to the achievement of any of the earlier listed milestones (i)-(iii) with respect to such Antibody Product and such earlier listed milestone(s) is due in accordance with the first paragraph of this Section 3(d), then such preceding milestones (i)-(iii), as applicable, shall be deemed achieved and the corresponding milestone payment shall be payable on achievement of the later milestone in accordance with the paragraph above.

Subscriber may offset each of the milestone payments set forth above (other than the milestone payment set forth in clause (iv)) by any amounts paid by Subscriber or any licensee or sublicensee to any third party for the achievement of the same or similar milestone events with respect to any Antibody Product, but such offset shall not reduce the relevant amount paid by Subscriber to Distributed Bio with respect to such milestone event for such Antibody Product by more than fifty percent (50%) of the amount set forth in the table above.

(e)

All payments are non-refundable. All payments shall be made in U.S. dollars by wire transfer to Distributed Bio in accordance with wiring instructions provided by Distributed Bio. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding taxes on Distributed Bio’s net income and franchise taxes) assessed by any tax jurisdiction arising from payments under this Agreement are the responsibility of Subscriber, whether paid by Distributed Bio or Subscriber.

4.    Delivery of Materials. Distributed Bio agrees to provide the Materials to Subscriber as set forth in Section 3, and Distributed Bio may provide updated versions of the Materials from time-to-time during the applicable term of this Agreement. Materials will be shipped by a carrier selected by Distributed Bio at Distributed Bio’s expense. Distributed Bio will bear the risk of loss of the Materials until the Materials are delivered to Subscriber.

5.	Confidentiality.

5.1    Definition of Confidential Information. As used herein, “Confidential Information” means all confidential information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”), whether before, on or after the Effective Date, whether orally, visually or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information, shall include without limitation, any and all business and marketing plans, technology and technical information, product plans and designs, and business processes disclosed by the Disclosing Party. Notwithstanding the foregoing, any Proprietary Information (as defined in the Prior CDA) of a Party that was, as of the Effective Date of this Agreement, not subject to Section 5 of the Prior CDA shall be considered the Confidential Information of such Party under this Agreement. However, Confidential Information of the Disclosing Party shall not include any information that (i) is or becomes generally known to the public without breach of any obligation owed by the Receiving Party to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, as evidenced by the Receiving Party’s records, (iii) is received by the Receiving Party from a third party (other than an Affiliate of either Party) without breach of any obligation owed to the Disclosing Party, whether under this Agreement, the Prior CDA or any Related Agreement, as evidenced by the Receiving Party’s records, or (iv) was independently developed by the Receiving Party without the aid, application or use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written documentation. Notwithstanding anything to the contrary herein, any Assigned Antibody Rights, any patent application claiming or disclosing any Assigned Antibody Rights, any Material to the extent containing, incorporating or (with respect to Materials that are documentation or information) or referencing any Assigned Antibody Rights (but, for clarity, not the Antibody Library itself), and the names of the targets of interest to Subscriber shall be considered the Confidential Information of Subscriber, with Subscriber considered the Disclosing Party and Distributed Bio considered the Receiving Party, and Distributed Bio may not rely on clause (ii), (iii) or (iv) with respect thereto. “Prior CDA” means the Confidentiality Agreement between Subscriber and Distributed Bio dated [**].

5.2.    Protection of Confidential Information. Except as otherwise permitted in writing by the Disclosing Party, (i) the Receiving Party shall use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but in no event less than reasonable care) not to disclose the Disclosing Party’s Confidential Information to third parties (except as provided in clause (ii) below) or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement or any Related Agreement, and (ii) (A) the Receiving Party shall limit access to Confidential Information of the Disclosing Party to those of its employees, contractors and agents or advisors (including, without limitation, attorneys, consultants, bankers, investors, potential investors and members of advisory boards) who need such access for purposes consistent with this Agreement or any Related Agreement and who have signed confidentiality agreements with the Receiving Party containing protections no less stringent than those herein, and (B) to the extent necessary to exercise its rights under this Agreement or any Related Agreement, Subscriber may disclose Distributed Bio Background Technology (as defined in any Related Agreement) and other of Distributed Bio’s Confidential Information (other than the Antibody Library and Software) to its Affiliates and its and its Affiliate(s)’s actual or potential sublicensees, acquirers, investors and funding sources who are bound by confidentiality agreements or professional obligations containing protections no less stringent than those herein.

5.3.    Compelled Disclosure. Notwithstanding Section 5.2, the Receiving Party may disclose Confidential Information of the Disclosing Party if it is compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure. The Receiving Party shall disclose only that portion of such Confidential Information of the Disclosing Party that it is required to disclose. Except for any such required disclosure, the Confidential Information shall remain subject to the terms of this Agreement and may only be disclosed as set forth in this Section 5.

5.4    Upon termination or expiration of this Agreement, Receiving Party shall, as requested by Disclosing Party in writing, promptly return to Disclosing Party or destroy all of the Confidential Information of the Disclosing Party in its possession or control, except that (i) one (1) copy may be retained by Receiving Party solely for legal compliance purposes and (ii) Subscriber may retain any Distributed Bio Background Technology or other of Distributed Bio’s Confidential Information (other than the Antibody Library and Software) as necessary to exercise its licenses and other rights hereunder or under any Related Agreement that survive termination or expiration of this Agreement and to perform any activities with respect to any of the Anti-PD1 Antibodies or Assigned Antibody Rights.

6.    Protection of Information and Material. Without limiting Section 5 above, Subscriber shall not transfer any of the Materials (other than the Materials to the extent included in, claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)) to any third party without Distributed Bio’s prior written consent; provided, however, that Subscriber may transfer to any contract research organization or other service provider any Materials included in the Anti-PD1 Antibody Deliverables or obtained by Subscriber through use of the Antibody Library or Software (whether such Materials are provided directly by Distributed Bio or otherwise obtained or generated by Subscriber), or any derivative or modification of any such Antibody for sequencing, expression, purification or other fee-for-service activities. Upon the expiration or termination of this Agreement, and in the absence of further written agreement of the parties, except as provided in Section 5.4, each Party shall cease all use and make no further use of the other Party’s Confidential Information, and Subscriber shall cease all use of the Materials (other than the Materials claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)). Subscriber shall not use the Antibody Library for the benefit of any third party by providing Antibody discovery services (whether through a consulting, fee-for-service or other arrangement); provided, however, that Subscriber may use the Antibody Library to discover Antibodies in a bona fide collaboration with a third party focused on Subscriber’s tissue tethered immune modulator platform, but Subscriber may not provide the Antibody Library to such third party except as may be expressly authorized by Distributed Bio.

7.    Non-exclusive Agreement. Subscriber acknowledges that the Materials (other than the Materials to the extent included in, claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)) may be provided by Distributed Bio to third parties, including Distributed Bio’s other customers, collaborators and subscribers, and Distributed Bio reserves the right to use the Materials (other than the Materials included in, claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)) for its own purposes, whatever they may be. For clarity, the preceding sentence shall not preclude Distributed Bio or its customers, collaborators, subscribers or licensees from using the Antibody Library, or any other Antibody Library generated by Distributed Bio, that is not specific to the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement). Such third parties may by competitors of Subscriber and may be using the Antibody Library for similar research as being performed by Subscriber, including to screen for Antibodies against the same targets.

8.    Title to Materials. All right, title and interest in and to the Materials (other than the Materials included in, claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)) shall remain vested in Distributed Bio. Subject to the terms and conditions of this Agreement, Client hereby grants to Distributed Bio a nonexclusive, world-wide, perpetual, royalty-free, fully paid-up license (with the right to grant and authorize sublicenses) to use and practice any inventions made by Distributed Bio in performing services for Client under any Related Agreement that (a) are generally applicable to the discovery of antibodies and generation of Antibody Libraries and (b) are not, and do not contain or specifically relate to, any of Client’s Confidential Information or proprietary Materials or any Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement). For purposes of clarity, such license does not include a right or license to practice under or use any other intellectual property of Client, any of Client’s Confidential Information or proprietary materials or any Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement).

9.	Intellectual Property.

a.

All discoveries, inventions and other subject matter (whether patentable or not) conceived, reduced to practice or otherwise discovered by Subscriber in the course of performing the activities under this Agreement, or otherwise in connection with its use of the Materials as permitted under this Agreement, and all intellectual property rights therein, will be owned by Subscriber, regardless of inventorship under U.S. law.

b.

Assigned Anti-PD1 Antibody Rights. Subscriber shall own all right, title and interest in and to all Assigned Anti-PD1 Antibody Rights. Distributed Bio hereby assigns to Client all of its right, title and interest in and to all Assigned Anti-PD1

Antibody Rights, and further agrees to assist (and require Distributed Bio Personnel to assist) Client, at Client’s reasonable request and expense, to further evidence, perfect and record the foregoing assignment. Client will inform Distributed Bio of any Assigned Anti-PD1 Antibody Right promptly after filing the first patent application claiming such Assigned Antibody Right. As between the Parties, during the term of this Agreement, Subscriber shall have the sole right to file patent applications claiming Anti-PD1 Antibodies.

c.

Distributed Bio shall promptly notify Subscriber upon the filing of any patent application claiming, generically or specifically, any Antibody that is an Agonist or Antagonist of PD1, which Antibody (or any fragment, variant, modification or derivative thereof) is in the Antibody Library or is an Anti-PD1 Antibody Deliverable.

d.

Assigned Screened Antibody Rights. Subscriber shall own all right, title and interest in and to all Assigned Screened Antibody Rights. Distributed Bio hereby assigns to Client all of its right, title and interest in and to all Assigned Screened Antibody Rights, and further agrees to assist (and require Distributed Bio Personnel to assist) Client, at Client’s reasonable request and expense, to further evidence, perfect and record the foregoing assignment. Client will inform Distributed Bio of any Assigned Screened Antibody Right promptly after filing the first patent application claiming such Assigned Screened Antibody Right.

e.

Sequence Availability. Subscriber shall inform Distributed Bio of its intent to file a patent application claiming any Antibody sequence identified by Subscriber by screening or panning the Antibody Library. Within [**] after Distributed Bio’s receipt of the notice, Distributed Bio shall notify Subscriber in writing whether the proposed Antibody sequence is Available, including, if such Antibody sequence is not Available, a brief explanation of the reason.

10.

License. (i) In addition to the rights granted, and assignments made, to Subscriber pursuant to Section 9, Distributed Bio hereby grants to Subscriber a nonexclusive license (a) to use the Antibody Library during the applicable term of this Agreement, (b) to use the Software during the applicable term of this Agreement, (c) to use the Anti-PD1 Antibody Deliverables during the applicable term of this Agreement to determine which of such Antibodies are functional Agonists of PD1, (d) to research, develop, synthesize, use, test, sequence, express, purify or otherwise perform activities with, on or to any Materials that are Anti-PD1 Antibodies or that are obtained by Subscriber through use of the Antibody Library or Software (whether such Materials are provided directly by Distributed Bio or otherwise obtained or generated by Subscriber), or any derivative or modification of any such Antibody, and (e) under Distributed Bio’s Licensed IP to make, have made, use, sell, offer for sale, import or otherwise exploit any Antibody Product upon [**] with such Antibody Product [**] for which Subscriber has paid the corresponding milestone payment (to the extent applicable). (ii) Distributed Bio covenants, on behalf of itself and its Affiliates, not to claim that any activity by Client or any of its collaborators to (x) research any Antibody obtained by Client from Distributed Bio pursuant to this Agreement or any Related Agreement or panned by Client from any Distributed Bio Antibody library under this Agreement or any Related Agreement, (y) modify any such Antibody for purposes of creating a potential Antibody Product or (z) further research and develop any such modified Antibody or any Antibody Product, would infringe any Distributed Bio Background Technology.

11.	[Intentionally Left Blank]

12.    Care in Use of Materials. Subscriber acknowledges that the Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Materials. Subscriber shall at all times use the Materials in compliance with all state, federal and other applicable laws, rules and regulations pertaining to use of the Materials.

13.	Limited Warranties.

a.

Distributed Bio represents and warrants that it: (a) is not presently debarred by the FDA pursuant to 21 U.S.C. § 335a or any similar non-United States law or regulations; and (b) shall not employ, contract with or retain any person directly or indirectly to perform the Services if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or any similar non-United States law or regulations. In addition, Distributed Bio represents and warrants that, to the best of its knowledge, it has not engaged in any conduct or activity that could lead to debarment actions. Distributed Bio shall promptly notify Subscriber if Distributed Bio or any person employed, contracted or retained by it involved in the creation of any Deliverable: (i) has come under investigation by the FDA or any non-United States regulatory authority for a debarment action; or (ii) is debarred. Distributed Bio covenants that it shall check the debarment list maintained by the FDA and any similar listings maintained by regulatory authorities in countries or jurisdictions in which any of the Deliverables are created periodically during the term of this Agreement to ensure that such persons are not debarred.

b.

Distributed Bio further represents and warrants to Subscriber that: (a) (i) it has the right, power and authority to enter into and perform its obligations under this Agreement, (ii) it is under no contractual or other obligation or restriction that is inconsistent with Distributed Bio’s execution or performance of this Agreement, including the obligations to assign rights to Subscriber pursuant to Section 9, and (iii) other than the provision of the Antibody Library to non-Affiliate third parties for use in Antibody discovery, it has not assigned, transferred or exclusively licensed to any third party any right, title or interest in or to any Assigned Antibody Rights and is under no obligation to do so; (b) Distributed Bio shall not enter into any agreement, either written or oral, that would conflict with Distributed Bio’s responsibilities under this Agreement; provided, however, that Distributed Bio shall be entitled to deliver the Antibody Library to non-Affiliate third parties and such third parties may file or have filed patent applications or obtain patents that would overlap with or conflict with the Assigned Antibody Rights; (c) before creating any Deliverables, all employees, consultants and other personnel (“Distributed Bio Personnel”) involved in creating any Deliverables must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Agreement, and (ii) effectively vest in Distributed Bio any and all rights (including intellectual property rights) that such personnel might otherwise have in the results of their work or in the Assigned Antibody Rights; (d) Distributed Bio created the Deliverables in accordance with applicable industry standards (including cybersecurity standards) and all applicable laws, rules and regulations, and all orders and regulatory guidance applicable to its operations, or their equivalents in any countries under which any Deliverable was created; (e) to the best of Distributed Bio’s knowledge, but without any obligation to investigate, the Deliverables will not violate any patent, trade secret or other intellectual property right of any third party; and (f) as of the Effective Date, other than the provision of the Antibody Library to non-Affiliate third parties for use in Antibody discovery, neither Distributed Bio, nor any of its Affiliates, have assigned, licensed or transferred any rights in any Inventions or intellectual property that would, without such assignment, license or transfer, be Assigned Antibody Rights.

c.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, DISTRIBUTED BIO SUPPLIES ALL INFORMATION AND MATERIALS DELIVERED UNDER THIS AGREEMENT WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NONINFRINGEMENT.

14.    Limitation of Liability. EXCEPT AS PROVIDED BELOW, (a) NEITHER PARTY OR, ITS OFFICERS, AGENTS SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, AND (b) NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE AMOUNTS PAID OR PAYABLE BY SUBSCRIBER TO DISTRIBUTED BIO IN THE TWENTY FOUR MONTHS PRIOR TO THE CLAIM BEING MADE. THE WAIVERS AND LIMITATIONS OF LIABILITY IN THIS SECTION 14 SHALL NOT APPLY TO ANY OF THE FOLLOWING: DAMAGES ARISING OUT OF A PARTY’S BREACH OF SECTION 9 (INTELLECTUAL PROPERTY) OR SECTION 5 (CONFIDENTIALITY); A PARTY’S OBLIGATIONS UNDER SECTION 17 (INDEMNITY); DAMAGES ARISING OUT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR ANY PERSONAL BODILY INJURY OR DEATH TO THE EXTENT CAUSED BY A PARTY; OR ANY LOSS OR DAMAGE FOR WHICH LIABILITY CANNOT BE LIMITED OR EXCLUDED BY APPLICABLE.

15.

Term and Termination. (a) This Agreement shall begin on the Effective Date and, with respect to each of the three Deliverables, on a Deliverable-by-Deliverable basis, shall have an initial term extending until the first anniversary of Subscriber’s receipt of such Deliverable and shall automatically renew for additional one year terms. Subscriber may terminate this Agreement at any time, with respect to any Deliverable or in whole, effective upon written notice to Distributed Bio. This Agreement may be terminated by either Party with respect to any Deliverable for material breach by the other Party with respect to such Deliverable, provided that the terminating Party has given the breaching Party written notice of the breach and the breach has not been cured within [**] of such notice. (b) Within [**] after termination or expiration of this Agreement with respect to any Deliverable, Subscriber shall return or destroy, at Distributed Bio’s discretion, the Materials (other than the Materials included in, claimed in or covered by the Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement)) obtained by Subscriber with respect to such Deliverable, and if destroyed, provide written certification of such destruction, and each

Receiving Party shall, as requested by Disclosing Party in writing, promptly return to Disclosing Party or destroy all of the Confidential Information of the Disclosing Party in its possession or control, except that (i) one (1) copy may be retained by Receiving Party solely for legal compliance purposes, (ii) Subscriber may retain any of Distributed Bio’s Confidential Information to exercise its licenses and other rights hereunder or under any Related Agreement that survive termination or expiration of this Agreement, and (iii) Subscriber may retain any Materials to the extent such Materials contain, incorporate or (with respect to Materials that are documentation or information) reference any Assigned Antibody Rights (or such defined term or the equivalent thereof in any Related Agreement) (but, for clarity, not the entire Antibody Library except to the extent this Agreement has not been terminated with respect to the Antibody Library). (c) The provisions of Sections 2, 3 (with respect to payments due but not paid prior to such termination), 5, 6, 7, 8, 9, 10(i)(e), 10(ii), 13, 14, 15(b), 15(c), and 16-20 shall survive any termination or expiration of this Agreement.

16.    No Conflict. Subscriber hereby warrants that the obligations of Subscriber set forth herein do not, and during the applicable term of the Agreement will not, conflict with any other obligation of Subscriber under any other agreement that Subscriber has with any third party, including any company or government entity.

17.    Indemnity.

a.

By Distributed Bio. Distributed Bio hereby agrees to defend, hold harmless and indemnify Client and its officers, directors and employees (“Client Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) resulting from any third-party claim to the extent arising out of (i) Distributed Bio’s breach of this Agreement or the (ii) the gross negligence or willful misconduct of Distributed Bio or its officers, directors, employees, agents or representatives or other Distributed Bio Personnel; except in each case, to the extent caused by the gross negligence or willful misconduct of any Client Indemnitee.

b.

By Client. Client hereby agrees to defend, hold harmless and indemnify Distributed Bio and its officers, directors and employees (the “Distributed Bio Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) resulting from any third-party claim to the extent arising out of (i) Client’s use of any Deliverables (except to the extent due to Distributed Bio’s breach of this Agreement), or (ii) the gross negligence or willful misconduct of Client or its officers, directors, employees, agents or representatives; except in each case, to the extent caused by the gross negligence or willful misconduct of any Distributed Bio Indemnitee.

c.

Procedures. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the third-party claim giving rise to the indemnification obligation pursuant to this Article 17 and the right to control the defense (with the reasonable cooperation of the indemnified Party) and settlement of any such claim; provided, however, that neither Party shall enter into any settlement that admits fault, wrongdoing or damages on behalf of the other Party or payable by such other Party, without such other

Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any such claim that has been assumed by the indemnifying Party; provided that the indemnifying Party shall have no obligations with respect to any liabilities, damages, losses or expenses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party. For purposes of this Article 17, a “third-party claim” is a claim brought by a person or entity that is not an Affiliate of either Party.

18.    No Implied License. Nothing in this Agreement, nor either party’s performance under it, is intended to confer or grant, or shall be construed to confer or grant, to the other Party any license, option, right or other proprietary interest in the Materials or the use of Materials, or in any intellectual property relating to any of the foregoing, whether by implication, estoppel or otherwise, except the licenses expressly set forth in this Agreement.

19.    Cost of Research. Subscriber shall be responsible for its own expenses in conducting Subscriber’s activities hereunder, and Distributed Bio shall have no obligation to pay Subscriber therefor.

20.    Miscellaneous.

a.	Each party hereto represents and warrants that it has the full right, power and authority to enter into this Agreement.

b.	This Agreement shall be construed and enforced in accordance with the laws of the United States of America and the State of California without reference to conflicts of law principles.

c.

This Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, whether oral or written, concerning its subject matter, including the Prior CDA; provided, however, that the Parties acknowledge and agree that the Parties are entering into a Master Services Agreement on or about the Effective Date. The terms of this Agreement supersede the terms of any shrinkwrap, clickwrap, click-through, pop-up or other electronic agreement that may be displayed by or provided with the Software, or in connection with the downloading or installation thereof, even if the user is required to indicate acceptance thereof as a condition to use, installation or downloading of the Software, and even if such acceptance occurs after the date hereof. This Agreement may only be amended, modified or waived with a writing signed by authorized representatives of both Parties that specifically and expressly refers to this Agreement and electronic means shall not suffice to evidence assent to any amendment, modification or waiver of the terms of this Agreement.

d.

Except as otherwise specified in this Agreement, all notices, permissions and approvals hereunder shall be in writing and shall be deemed to have been given upon: (i) personal delivery, (ii) the fifth business day after first-class mailing through the postal service, (iii) the second business day after sending by confirmed facsimile (with a copy sent via overnight courier), (iv) the second business day after sending by email with confirmed receipt (with a copy sent via overnight courier; provided email shall not be sufficient for notices of termination or an indemnifiable claim), or (v) the first business day after sending via overnight courier. All notices shall be directed to the Parties at the respective addresses set forth below or to such other address as either Party may, from time to time provide to the other by written notice in accordance with this Section 20(d). For purposes of this Section 20(d), “business day” means a day that is neither a Saturday, a Sunday nor a US federal holiday.

e.	The parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the parties.

f.	There are no third-party beneficiaries to this Agreement.

g.

No failure or delay by either party in exercising any right under this Agreement shall constitute a waiver of that right. Other than as expressly stated herein, the remedies provided herein are in addition to, and not exclusive of, any other remedies of a party at law or in equity.

h.

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the provision shall be modified by the court and interpreted so as best to accomplish the objectives of the original provision to the fullest extent permitted by law, and the remaining provisions of this Agreement shall remain in effect.

i.

Neither Party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety (a) to its Affiliate (an entity that controls, is controlled by or is under common control with the relevant Party, where “control” is defined as (i) direct or indirect ownership of at least fifty percent (50%) of the voting interest of an entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise) or (b) to its successor in interest in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets to which this Agreement relates; provided, in each case of (a) and (b), that the assignee has sufficient assets to perform the assigning Party’s obligations under this Agreement and promptly notifies the other Party of such assignment upon its closing. Any assignment not in accordance with the foregoing shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Distributed Bio, Inc.		Pandion Therapeutics, Inc.
(“Distributed Bio”)		(“Subscriber” or “Client”)

By:	/s/ Giles Day	By:	/s/ Alan Crane
Name:	Giles Day	Name:	Alan Crane
Title:	CEO	Title:	Chairman
Date:	October 11, 2017	Date:	October 11, 2017